                                                                    EXHIBIT 12.1

                          AMERICAN HOME FOOD PRODUCTS

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                            NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                        -------------------------------    -------------------
                                          1993        1994       1995       1995        1996
                                        --------    --------    -------    -------    --------
                                                        (DOLLARS IN THOUSANDS)
Fixed Charges:
  Interest expense....................  $     --    $     --    $    --    $    --    $     --
  Implicit interest in rent...........     1,685       1,735      1,988      1,376       1,435
                                        --------    --------    -------    -------    --------
          Total Fixed Charges.........     1,685       1,735      1,988      1,376       1,435
                                        ========    ========    =======    =======    ========
  Earnings before provision for income
     taxes............................   153,304     159,216     68,607     46,242     119,744
  Fixed charges.......................     1,685       1,735      1,988      1,376       1,435
                                        --------    --------    -------    -------    --------
          Earnings, as defined........  $154,989    $160,951    $70,595    $47,618    $121,179
                                        ========    ========    =======    =======    ========
Ratio of earnings to fixed charges....      92.0        92.8       35.5       34.6        84.5
                                        ========    ========    =======    =======    ========
Deficiency of earnings to fixed
  charges.............................        --          --         --         --          --
                                        ========    ========    =======    =======    ========
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